EXHIBIT 10.03

No. «GrantID»
FLEX LTD.
2017 EQUITY INCENTIVE PLAN

FORM OF RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (the “Agreement”) is made and entered into as of [<<Grant Date>>], (the “Effective Date”) by and between Flex Ltd., a Singapore corporation (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Flex Ltd. 2017 Equity Incentive Plan (the “Plan”). The Participant understands and agrees that this Restricted Share Unit Award (the “RSU Award”) is granted subject to and in accordance with the express terms and conditions of the Plan and this Agreement including any country- specific terms set forth in Exhibit A to this Agreement. The Participant further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of this Agreement. The Participant acknowledges receipt of a copy of Plan and the official prospectus for the Plan. A copy of the Plan and the official prospectus for the Plan are available at the offices of the Company and the Participant hereby agrees that the Plan and the official prospectus for the Plan are deemed delivered to the Participant.

PRIMARY INFORMATION

Participant:	«First» «Last»

Target Shares:	«Target Shares»

Maximum Shares:	200% of Target

Date of Grant:	«Grant Date»

Performance Criteria:	Vesting is based on the percentile rank of the Company’s Total Shareholder Return (TSR) in S&P 500 Index Companies.

Payout Table:	Payouts can range from 0 – 200% of the Target Shares based on the achievement levels set forth in the chart below:

		Percentile Rank of Flex TSR in S&P 500 Index Companies	Awards Earned as a % of the Target
	Maximum	>75th Percentile	200%
		50th – 75th Percentile	Interpolate
	Target Shares	50th Percentile	100%
		30th – 50th Percentile	Interpolate
	Threshold	30th Percentile	25%
		<30th Percentile	0%

Performance Period:	Vesting is contingent on achieving the Performance Criteria at the 1st, 2nd and 3rd grant date anniversaries (average percentile rank of the three performance periods) as set forth more specifically in the definition of “Measurement Period” below.

DEFINITIONS AND ADDITIONAL INFORMATION

S&P 500 Index:	The S&P 500 is a capitalization-weighted index operated by Standard and Poor’s and used as a “Leading Indicator” of United States economy. The Index trades with the ticker symbol of SPX or ^GSPC.

Total Shareholder Return:	Total Shareholder Return (TSR) is used to represent the cumulative return of an investment and includes both the change in the stock price as well as Dividend Value from a specified start and ending period. The formula for the calculation is as follows:

	TSR = (Price End - Price Begin + Dividend Value) / Price Begin

Payout Calculation:	The Payout is determined by calculating the Total Shareholder Return of every company within the S&P 500 Index Companies Group and determining the percentile rank of Flex’s Total Shareholder Return as compared to the S&P 500 Index Companies Group (that is, the number of members of the S&P 500 Index Companies with Total Shareholder Returns at or below the Total Shareholder Return of Flex).

	The formula for this calculation is as follows:

	(B + .5E)/N * 100

	Where

	B = Number of S&P 500 Index Companies TSRs below Flex’s TSR E = Number of TSRs Equal to Company TSR N = The number of Companies in the S&P 500 Index

		Percentile Rank of Flex TSR in S&P 500 Index Companies	Awards Earned as a % of the Target
	Maximum	>75th Percentile	200%
		50th – 75th Percentile	Interpolate
	Target Shares	50th Percentile	100%
		30th – 50th Percentile	Interpolate
	Threshold	30th Percentile	25%
		<30th Percentile	0%

Payout Interpolation:	If the minimum payout is not reached, then the shares will be forfeited. If performance payouts are reached, shares will be rewarded on an interpolated basis between 25% and 200% of the target shares per the Payout Table above. Fractional percentage points will be rounded to nearest % point and fractional shares awarded will be rounded down the nearest whole share.

20-Day Trading Average for Measuring Performance:	To avoid the effects of short-term price fluctuations, a 20-Day Trading Average will be used for measuring the Performance Criteria, and will be calculated using a basic average of Flex’s and the S&P 500 Index Companies’ Closing Prices on the previous 20 trading days prior to ,20 and Measurement Ending Dates.

	20-Day Trading Average = (Sum of Prior 20 day Closing Prices) / 20

Measurement Period:
All three Measurement Periods used to calculate the TSR will start on , 20  The first measurement period will end on __, 20. The second measurement period will end on __, 20. The third measurement period will end __, 20 .

Vesting / Release Date:
If the Performance Criteria is met, shares will vest or be released on the next business day following the 3rd anniversary of the grant. The Release Date will be as soon as administratively possible, following the end of the performance period and certification of results by the Flex Compensation Committee of the Board of Directors. Applicable tax withholding and reporting will be contingent on the Closing Price of Flex Stock on the Release Date.

Closing Price Methodology:	Only the Daily Closing Price will be used to determine Total Shareholder Return values as by reported by the Wall Street Journal or any other reputable financial services information provider.

Dividend Value and Stock Splits:	Dividends will be assumed reinvested at the Closing Price on the Payout Date and all calculations will be adjusted for Stock Splits.

EXAMPLES

Assumptions:

The examples below assume that 90,000 Target Shares / 180,000 Maximum Shares are awarded.

Maximum Target:
Percentile Rank:	85th percentile

Target Awarded:	85th Percentile is above the 75th Maximum Target so Maximum Payout of 200% of the Target Shares, or 180,000 shares is achieved

Interpolated Target:
Percentile Rank:	60th percentile

Target Awarded:	60th Percentile is above the Minimum and below the Maximum Targets so an interpolated Payout of 140% of the Target Shares or 126,000 shares is achieved.

Forfeited:
Percentile Rank:	15th percentile

Target Awarded:	15th percentile is below the 30th Percentile Minimum Target so no Payout is achieved

1.Grant of RSU Award.
1.1 Grant of RSU Award. Subject to the terms and conditions of the Plan and this Agreement, including any country-specific terms set forth in Exhibit A to this Agreement, the Company hereby grants to the Participant an RSU Award for the number of ordinary shares set forth above under “RSU Award” (the “Shares”).
(a) Vesting Criteria. The RSU Award shall vest, and the Shares shall be issuable to the Participant, according to the Vesting Criteria set forth above. If application of the Vesting Criteria causes vesting of a fractional Share, such Share shall be rounded down to the nearest whole Share. Shares that vest and are issuable pursuant to the Vesting Criteria are “Vested Shares.”
(b) Termination of Service. The RSU Award, all of the Company’s obligations and the Participant’s rights under this Agreement, shall terminate on the earlier of the Participant’s Termination Date (as defined in the Plan) or the date when all the Shares that are subject to the RSU Award have been allotted and issued, or forfeited in the case of any portion of the RSU Award that fails to vest; provided, however, that if the Participant has a Termination of Service due to Retirement, then (i) the RSU Award and all rights and obligations hereunder will not terminate and (ii) a number of vested Shares shall be issued to the Participant at the end of the Measurement Period and on the Release Date upon the vesting of the RSU Award pursuant to the Performance Criteria and pro-rated for the portion of the Performance Period Participant was employed, prior to Retirement, provided, further, that if within the Performance Period, the Participant violates the terms of Sections 10 through 13 of this Agreement, a non-disclosure agreement with, or other confidentiality obligation owed to, the Company or any Parent, Subsidiary or Affiliate, then the RSU Award and all of the Company’s obligations and the Participant’s rights under this Agreement shall immediately terminate.
For purposes of this Agreement, “Retirement” shall mean the Participant’s voluntary Termination of Service after the Participant has attained age fifty-five (55) and completed at least five (5) years of service as an Employee of the Company or any Parent, Subsidiary or Affiliate; provided that the Participant’s age plus years of service equals at least sixty-five (65); provided, further, that the Participant provides, as may be required by the Company in its discretion, up to 6 months of written notice of such Retirement which is irrevocable by the Participant.
(c) Termination of Service due to Death or Disability. Notwithstanding anything in this Agreement to the contrary, if the Participant has a Termination of Service due to death or Disability, then (i) the RSU Award and all rights and obligations hereunder will not terminate and (ii) a number of vested Shares shall be issued to the Participant upon his or her death or Disability pursuant to the Performance Criteria based upon actual TSR performance for completed periods during the Measurement Period and target TSR performance for unfinished periods during the Measurement Period and pro-rated for the fraction of the three year Performance Period Participant was employed prior to Death or Disability.
For purposes of this Agreement, “Disability” shall mean inability of the Participant to perform in all material respects his or her duties and responsibilities to the Company or any Parent, Subsidiary or Affiliate, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the CEO, or the Committee as to the CEO or the CEO’s direct reports, may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the CEO, or the Committee in the case of the CEO or the CEO’s direct reports.
(d) Allotment and Issuance of Vested Shares. The Company shall allot and issue the Vested Shares as soon as practicable after such Shares have vested pursuant to the Vesting Criteria. The Company shall have no obligation to allot and issue, and the Participant will have no right or title to, any Shares, and no Shares will be allotted and issued to the Participant, until satisfaction of the Vesting Criteria.
(e) No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in the employ of, or other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate the Participant’s employment or service relationship at any time, with or without cause.
(f) Nontransferability of RSU Award. None of the Participant’s rights under this Agreement or under the RSU Award may be transferred in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participants in the U.S. may transfer or assign the RSU Award to Family Members (as defined in the Plan) through a gift or a domestic relations order (and not in a transfer for value), or as otherwise allowed by the Plan. The terms of this Agreement shall be binding upon the executors, administrators, successors and assigns of the Participant.
(g) Privileges of Share Ownership. The Participant shall not have any of the rights of a shareholder until the Vested Shares are allotted and issued after the applicable vest date.
(h) Interpretation. Any dispute regarding the interpretation of the terms and provisions with respect to the RSU Award and this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and on the Participant.
1.2 Title to Shares. Title will be provided in the Participant’s individual name on the Company’s records unless the Participant otherwise notifies Stock Administration of an alternative designation in compliance with the terms of this Agreement and applicable laws.
2.Delivery.
2.1 Deliveries by Participant. The Participant hereby delivers to the Company this Agreement.
2.2 Deliveries by the Company. The Company will issue a duly executed share certificate or other documentation evidencing the Vested Shares in the name specified in Section 1.2 above upon vesting, provided the Participant has delivered and executed this Agreement prior to the applicable vesting date and has remained continuously employed by the Company or a Parent, Subsidiary, or Affiliate through each applicable vesting date.
3.Compliance with Laws and Regulations. The issuance and transfer of the Shares to the Participant shall be subject to and conditioned upon compliance by the Company and the Participant with all applicable requirements of any share exchange or automated quotation system on which the Company’s Ordinary Shares may be listed at the time of such issuance or transfer. The Participant understands that the Company is under no obligation to register or qualify the Shares with the U.S. Securities and Exchange Commission, any state, local or foreign securities commission or any share exchange to effect such compliance.
4.Rights as Shareholder. Subject to the terms and conditions of this Agreement, the Participant will have all of the rights of a shareholder of the Company with respect to the Vested Shares which have been allotted and issued to the Participant until such time as the Participant disposes of such Vested Shares.
5.Stop-Transfer Orders.
5.1 Stop-Transfer Instructions. The Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company administers transfers of its own securities, it may make appropriate notations to the same effect in its own records.
5.2 Refusal to Transfer. The Company will not be required (i) to register in its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any Participant or other transferee to whom such Shares have been so transferred.
6.Taxes and Disposition of Shares.
6.1 Tax Obligations.
(a) Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including but not limited to, the grant, vesting or issuance of Vested Shares underlying the RSU Award, the subsequent sale of Vested Shares acquired upon vesting and the receipt of any dividends; and (b) do not commit and are under no obligation to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b) Prior to the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following (1) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company, the Employer, or any Parent or Subsidiary of the Company; or (2) withholding from the proceeds of the sale of Vested Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (3) withholding in Shares to be issued at vesting of the RSU Award.
(c) To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.
(d) The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the Vested Shares or the proceeds from the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
6.2 Disposition of Shares. Participant hereby agrees that the Participant shall make no disposition of the Shares (other than as permitted by this Agreement) unless and until the Participant shall have complied with all requirements of this Agreement applicable to the disposition of the Shares.
7.Nature of Grant. In accepting the RSU Award, the Participant acknowledges and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time;
(b)the grant of the RSU Award is voluntary and occasional and does not create any contractual or other right to receive future RSU Awards, or benefits in lieu of RSU Awards, even if RSU Awards have been granted repeatedly in the past;
(c)all decisions with respect to future RSU Awards, if any, will be at the sole discretion of the Company;

(d)the Participant’s participation in the Plan is voluntary;
(e)the future value of the Shares underlying the RSU Award is unknown and cannot be predicted with certainty;
(f)no claim or entitlement to compensation or damages shall arise from the forfeiture of the RSU Award resulting from a Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the RSU Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company and/or the Employer, waives the Participant’s ability, if any, to bring any such claim, and releases the Company and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(g)for the Participants residing outside of the U.S.A.:
(A)the RSU Award and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;
(B)the RSU Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for the Employer, the Company or any Parent, Subsidiary or Affiliate; and
(C)in the event of the Participant’s Termination of Service (whether or not in breach of local labor laws), the Participant’s right to vest in the RSU Award under the Plan, if any, will terminate effective as of the date of Termination of Service and; the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of this RSU Award.
8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the sale of the Shares acquired upon vesting of the RSU Award. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
9.Data Privacy.
(a)The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU Award materials by and among, as applicable, the Employer, the Company and its Parent, Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
(b)The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSU Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
(c)The Participant understands that Data will be transferred to the Company stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

10.Confidential Information.
(a) The Participant acknowledges that the Company’s business and services are highly specialized, the identity and particular needs of the Company’s customers, suppliers, and independent contractors are not generally known, and the documents, records, and information regarding the Company’s customers, suppliers, independent contractors, services, methods of operation, policies, procedures, sales, pricing, and costs are highly confidential information and constitute trade secrets. Participant further acknowledges that the services rendered to the Company by Participant have been or will be of a special and unusual character which have a unique value to the Company and that Participant has had or will have access to trade secrets and confidential information belonging to the Company, the loss of which cannot be adequately compensated by damages in an action at law.
(b) Participant agrees to not use for any purpose or disclose to any person or entity any Confidential Information, except as required in the performance of Participant’s duties to the Company. “Confidential Information” means information that the Company has obtained in connection with its present or planned business, including information Participant developed in the performance of Participant’s duties for the Company, the disclosure of which could result in a competitive or other disadvantage to the Company. “Confidential Information” includes, but is not limited to, all information of Company to which Participant has had or will have access, whether in oral, written, graphic or machine-readable form, including without limitation, records, lists, specifications, operations or systems manuals, decision processes, policies, procedures, profiles, system and management architectures, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, vendor lists, independent contractor lists, identities, or information, proprietary ideas, concepts, know-how, methodologies and all other information related to Company’s business and/or the business of any of its affiliates, knowledge of the Company’s customers, suppliers, employees, independent contractors, methods of operation, trade secrets, software, software code, methods of determining prices. Confidential Information shall also include all information of a third party to which Company and/or any of its affiliates have access and to which Participant has had or will have access. Participant will not, directly or indirectly, copy, take, disclose, or remove from the Company’s premises, any of the Company’s books, records, customer lists, or any Confidential Information. Participant acknowledges and understands that, pursuant to the Defend Trade Secrets Act of 2016: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the individual’s attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
11.Employee Non-Solicitation. The employee non-solicitation provisions contained in Section 11(a) to 11(c) apply to all Participants.
(a) Non-Solicitation of Employees During Employment. During the term of Participant’s employment with the Company, Participant will not, either on Participant’s own account or for any person, firm, partnership, corporation, or other entity (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave employment with the Company; or (b) induce or attempt to induce any such employee to breach their obligations to the Company.
(b) Non-Solicitation of Employees After Employment. After Participant’s separation from employment with the Company for any reason whatsoever, Participant will not, either on Participant’s own account or for any person, firm, partnership, corporation, or other entity, use the Company’s trade secrets to (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave employment with the Company; or (b) induce or attempt to induce any such employee to breach their obligations to the Company.
(c) Anti-Raiding of Employees. Participant agrees that for a period of one year after Participant’s separation from employment with the Company for any reason whatsoever, whether using the Company’s trade secrets or not, Participant shall not disrupt, damage, impair, or interfere with the Company’s business by raiding the Company’s employees.
12.Customer Non-Solicitation. The customer non-solicitation provisions contained in Section 12(a) to 12(b) apply to all Participants who provide or have provided services to the Company outside the state of California.
(a) Non-Solicitation of Customers During Employment. During the term of Participant’s employment with the Company, Participant will not solicit, induce, or attempt to induce any past or current customer of the Company (a) to cease doing business, in whole or in part, with the Company; or (b) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company.

(b) Non-Solicitation of Customers After Employment. After Participant’s separation from employment with the Company for any reason whatsoever, Participant will not, either on Participant’s own account or for any person, firm, partnership, corporation, or other entity, use the Company’s trade secrets to solicit, induce, or attempt to induce any past or current customer of the Company (a) to cease doing business, in whole or in part, with the Company; or (b) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company.
13.Non-Compete. The non-compete provision contained in this Section 13 applies to all Participants who provide or have provided services to the Company outside the state of California.
For a period of twelve (12) months following the date on which Participant’s employment with the Company terminates for any reason, regardless of whether the termination is initiated by Participant or the Company, Participant agrees that Participant will not: (i) accept employment with, be employed by or provide services (as an employee, consultant, independent contractor or in any other capacity) to any competitor of the Company; and (ii) own (other than the ownership of five percent or less of the shares of a publicly traded company) or operate a business that is a competitor of the Company. For purposes of this section, the term “competitor” shall mean any business, company or entity that provides any products or services that are the same as, similar to, or compete with the products and services provided by the Company.
14.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement and in the Plan, this Agreement will be binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.
15.Governing Law; Venue; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the state where you reside, where this Agreement is made or to be performed, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the RSU Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the state where you reside and agree that such litigation shall be conducted only in the applicable federal courts for the state where you reside, or if he issue cannot be adjudicated by federal courts, then the state courts for the state where you reside. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
16.Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Vice President of Finance of the Company at its corporate offices at 847 Gibraltar Drive, Milpitas, California 95035. Any notice required to be given or delivered to the Participant shall be in writing a.nd addressed to the Participant at the address indicated on the signature page hereto or to such other address as the Participant may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), one (1) business day after its deposit with any return receipt express courier (prepaid), or one (1) business day after transmission by facsimile.
17.Headings. The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. All references herein to Sections will refer to Sections of this Agreement.
18.Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
19.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.Exhibit A. Notwithstanding any provision in this Agreement to the contrary, the RSU Award shall be subject to any special terms and provisions as set forth in Exhibit A to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit A constitutes part of this Agreement.
21.Code Section 409A. With respect to U.S. taxpayers, it is intended that the terms of the RSU Award will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Participant, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance. In that light, the Company makes no representation or covenant to ensure that the RSU Awards that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto.
22.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSU Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.Remedies. In addition to all of the remedies otherwise available to the Company, the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of Sections 10, 11, 12 and 13 of this Agreement. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy will not be deemed to exclude any other remedies.
24.Entire Agreement. The Plan and this Agreement, together with all its Exhibits, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

FLEX LTD.	PARTICIPANT

By:	By:

Name:	Name:

Title:	Address:

FLEX LTD. 2017 EQUITY INCENTIVE PLAN
EXHIBIT A TO THE
RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR NON-U.S. PARTICIPANTS
Terms and Conditions
This Exhibit A includes additional terms and conditions that govern the RSU Award granted to the Participant under the Plan if the Participant resides in one of the countries listed below. Certain capitalized terms used but not defined in this Exhibit A have the meanings set forth in the Plan and/or the Agreement.
Notifications
This Exhibit A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Exhibit A as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the RSU Award vests and Shares are issued to the Participant or the Participant sells Shares acquired upon vesting of the RSU Award under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working or transfers employment after the Date of Grant, the information contained herein may not be applicable to the Participant.
AUSTRIA
Notifications
Exchange Control Information. If the Participant holds Shares acquired under the Plan outside of Austria, the Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.
When the Participant sells Vested Shares issued under the Plan, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Participant’s accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.
Consumer Protection Information. To the extent that the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plan, the Participant may be entitled to revoke his or her acceptance of the Agreement if the conditions listed below are met:
(i)If the Participant accepts the RSU Award outside of the business premises of the Company, the Participant may be entitled to revoke his or her acceptance of the Agreement, provided the revocation is made within one week after the Participant accepts the Agreement.
(ii)The revocation must be in written form to be valid. It is sufficient if the Participant returns the Agreement to the Company or the Company’s representative with language that can be understood as the Participant’s refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.
BRAZIL
Notifications
Compliance with Law. By accepting the RSU Award, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the RSU Award, the receipt of any dividends, and the sale of Vested Shares issued under the Plan.

Exchange Control Information. If the Participant is a resident or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000 (approximately BRL318,870 as of September 2017). Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the Participant’s date of admittance as a resident of Brazil. Assets and rights that must be reported include Shares issued upon vesting of the RSU Award under the Plan.
CANADA
Terms and Conditions
French Language Provision. The following provision will apply if the Participant is a resident of Quebec:
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Termination of Service. This provision supplements Section 1.1(c) of the Agreement:
In the event of involuntary Termination of Service (whether or not in breach of local labor laws), the Participant’s right to receive and vest in the RSU Award under the Plan, if any, will terminate effective as of the date that is the earlier of: (1) the date the Participant receives notice of Termination of Service from the Company or the Employer, or (2) the date the Participant is no longer actively providing service by the Company or his or her Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when the Participant no longer actively providing service for purposes of the RSU Award.
Data Privacy. This provision supplements Section 9 of the Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Parent, Subsidiary or Affiliate and the Committee to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Parent, Subsidiary or Affiliate to record such information and to keep such information in the Participant’s employee file.
Notifications
Grant of RSU Award. The RSU Award does not constitute compensation nor is in any way related to the Participant’s past services and/or employment to the Company, the Employer, and/or a Parent, Subsidiary or Affiliate of the Company.
CHINA
Terms and Conditions
Issuance of Vested Shares and Sale of Shares. This provision supplements Section 1.1(d) of the Agreement:
Due to local regulatory requirements, upon the vesting of the RSU Award, the Participant agrees to the immediate sale of any Vested Shares to be issued to the Participant upon vesting and settlement of the RSU Award. The Participant further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Vested Shares (on the Participant’s behalf pursuant to this authorization) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Vested Shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Vested Shares at any particular price. Upon the sale of the Vested Shares, the Company agrees to pay the Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.
Exchange Control Requirements. The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will be required to immediately repatriate the cash proceeds from the sale of Vested Shares underlying the RSU Award to China. The Participant further understands that, under local law, such repatriation of his or her cash proceeds may need to be effectuated through a special exchange control account established by the Company, any Parent, Subsidiary, Affiliate or the Employer, and the Participant hereby consents and agrees that any proceeds from the sale of Vested Shares may be transferred to such special account prior to being delivered to the Participant. The Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China. The Participant agrees to bear any currency fluctuation risk between the time the Vested Shares are sold and the time the sale proceeds are distributed through any such special exchange account. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China. These requirements will not apply to non-PRC citizens.
CZECH REPUBLIC
Notifications
Exchange Control Information. Upon request of the Czech National Bank, the Participant may need to file a notification within 15 days of the end of the calendar quarter in which he or she acquires Shares pursuant to the Plan.
DENMARK
Notifications
Danish Stock Options Act. The Participant will receive an Employer Statement pursuant to the Danish Act on Stock Options.
Exchange Control/Tax Reporting Information. If the Participant holds Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, the Participant is required to inform the Danish Tax Administration about the account. For this purpose, the Participant must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed both by the Participant and by the applicable broker or bank where the account is held. By signing the Form V, the broker or bank undertakes to forward information to the Danish Tax Administration concerning the Vested Shares in the account without further request each year. By signing the Form V, the Participant authorizes the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk.
In addition, if the Participant opens a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, the Participant is also required to inform the Danish Tax Administration about this account. To do so, the Participant must also file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by the Participant and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, the Participant authorizes the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.skat.dk.
FINLAND
There are no country specific provisions.
FRANCE
Term and Conditions
Language Consent. By accepting the RSU Award, the Participant confirms having read and understood the documents relating to this grant (the Plan, the Agreement and this Exhibit A) which were provided in English language. The Participant accepts the terms of those documents accordingly.
En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Participant uses a German bank to effect a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Participant. In addition, the Participant must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, the Participant must report Shares on an annual basis that exceeds 10% of the total voting capital of the Company.

HONG KONG
Terms and Conditions
Warning: The RSU Award and Shares acquired upon vesting of the RSU Award do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, its Parent, Subsidiary or Affiliates. The Agreement, including this Exhibit A, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The RSU Award is intended only for the personal use of each eligible Employee of the Employer, the Company or any Parent, Subsidiary or Affiliate and may not be distributed to any other person. If the Participant is in any doubt about any of the contents of the Agreement, including this Exhibit A, or the Plan, the Participant should obtain independent professional advice.
Sale Restriction. Notwithstanding anything contrary in the Notice, the Agreement or the Plan, in the event the Participant’s RSU Award vests such that Vested Shares are issued to the Participant or his or her heirs and representatives within six months of the Date of Grant, the Participant agrees that the Participant or his or her heirs and representatives will not dispose of any Vested Shares acquired prior to the six-month anniversary of the Date of Grant.
Notifications
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
HUNGARY
There are no country specific provisions.
INDIA
Notifications
Exchange Control Information. The Participant must repatriate the proceeds from the sale of Vested Shares acquired under the Plan within 90 days after receipt. The Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.
IRELAND
Notifications
Director Notification Obligation. Directors, shadow directors and secretaries of the Company’s Irish Subsidiary or Affiliate are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Subsidiary or Affiliate in writing of their interest in the Company and the number and class of Shares or rights to which the interest relates within five days of the issuance or disposal of Shares or within five days of becoming aware of the event giving rise to the notification. This disclosure requirement also applies to any rights or Shares acquired by the director’s spouse or children (under the age of 18).
ISRAEL
There are no country specific provisions.
ITALY
Terms and Conditions
Data Privacy. This provision replaces Section 9 of the Agreement:
The Participant understands that the Company and the Employer as the Privacy Representative of the Company in Italy, may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Parent, Subsidiary or Affiliate, details of all RSU Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, and that the Company and the Employer will process said data and other data lawfully received from third party (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation. The Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Participant’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Participant understands that Personal Data will not be publicized, but it may be accessible by the Employer as the Privacy Representative of the Company and within the Employer’s organization by its internal and external personnel in charge of processing, and by the data Processor, if appointed. The updated list of Processors and of the subjects to which Data are communicated will remain available upon request at the Employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Participant further understands that the Company and any Parent, Subsidiary or Affiliate will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and any Parent, Subsidiary or Affiliate may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom the Participant may elect to deposit any Vested Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, blocked or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights, the Participant should contact the Employer. Furthermore, the Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.
Plan Document Acknowledgement. The Participant acknowledges that the Participant has read and specifically and expressly approves the following sections of the Agreement: Section 1: Grant of RSU Award; Section 2: Delivery; Section 3: Compliance with Laws and Regulations; Section 4: Rights as Shareholder; Section 5: Stop-Transfer Orders; Section 6: Taxes and Disposition of Shares; Section 7: Nature of Grant; Section 8: No advice Regarding Grant; Section 11: Governing Law; Venue; Section 15: Electronic Delivery; Section 16: Exhibit A; Section 18: Imposition of Other Requirements; and the Data Privacy section of this Exhibit A.
Notifications
Exchange Control Information. To participate in the Plan, the Participant must comply with exchange control regulations in Italy. The Participant is required to report in his or her annual tax return: (a) any transfers of cash or Vested Shares to or from Italy exceeding €10,000; (b) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (Vested Shares) that may give rise to taxable income in Italy that combined with other foreign assets exceeds €10,000; and (c) the amount of the transfers to and from Italy which have had an impact during the calendar year on the Participant’s foreign investments or investments held outside of Italy. The Participant may be exempt from the requirement in (a) if the transfer or investment is made through an authorized broker resident in Italy, as the broker will generally comply with the reporting obligation on his or her behalf.

JAPAN
There are no country specific provisions.
KOREA
Notifications
Exchange Control Information. If the Participant realizes US$500,000 (approximately KRW 571,700,000 as of September 2017) or more from the sale of Shares, Korean exchange laws require the Participant to repatriate the proceeds to Korea within eighteen months of the sale.
MALAYSIA
Notifications
Malaysian Insider Trading Notification. The Participant should be aware of the Malaysian insider-trading rules, which may impact his or her acquisition or disposal of Shares or rights to Shares under the Plan. Under the Malaysian insider-trading rules, the Participant is prohibited from selling Shares when he or she is in possession of information which is not generally available and which he or she knows or should know will have a material effect on the value of the Shares once such information is generally available.
Director Notification Obligation. If the Participant is a director of the Company’s Malaysian Subsidiary, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when the Participant receives or disposes of an interest (e.g., RSU Award, Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
Terms and Conditions
No Entitlement for Claims or Compensation. The following section supplements Section 7 of the Agreement:
Modification. By accepting the RSU Award, the Participant understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The RSU Award grant the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at One Marina Boulevard, #28-00, Singapore 018989, is solely responsible for the administration of the Plan, and participation in the Plan and the grant of the RSU Award do not, in any way, establish an employment relationship between the Participant and the Company since he or she is participating in the Plan on a wholly commercial basis and the sole employer is Availmed Servicios S.A. de C.V., Grupo Flextronics S.A. de C.V., Flextronics Servicios Guadalajara S.A. de C.V., Flextronics Servicios Mexico S. de R.L. de C.V. and Flextronics Aguascalientes Servicios S.A. de C.V., nor does it establish any rights between the Participant and the Employer.
Plan Document Acknowledgment. By accepting the RSU Award, the Participant acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, the Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in the Nature of Grant section of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent, Subsidiary or Affiliates are not responsible for any decrease in the value of the Shares acquired upon vesting of the RSU Award.

Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of his or her participation in the Plan and therefore grants a full and broad release to the Employer, the Company and any Parent, Subsidiary or Affiliates with respect to any claim that may arise under the Plan.
Spanish Translation Condiciones y duración
Sin derecho a reclamo o compensación: La siguiente sección complementa la sección 7 de este Acuerdo:
Modificación: Al aceptar el Otorgamiento de Acciones por Bonificación, el Participante entiende y acuerda que cualquier modificación del Plan o del Acuerdo o su extinción, no constituirá un cambio o disminución de los términos y condiciones de empleo.
Declaración de Política: El Otorgamiento de Acciones por Bonificación por parte de la Compañía es efectuada bajo el Plan en forma unilateral y discrecional y por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el Otorgamiento de Acciones en cualquier momento sin responsabilidad alguna hacia la Compañía.
La Compañía, con oficinas registradas en One Marina Boulevard, #28-00, Singapore 018989 es la única responsable de la administración de los Planes y de la participación en los mismos y el otorgamamiento de el Otorgamiento de Acciones por Bonificación no establece de forma alguna una relación de trabajo entre el Participante y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es Availmed Servicios S.A. de C.V., Grupo Flextronics S.A. de C.V., Flextronics Servicios Guadalajara S.A. de C.V., Flextronics Servicios Mexico S. de R.L. de C.V. and Flextronics Aguascalientes, así como tampoco establece ningún derecho entre el Participante y el Empleador.
Reconocimiento del Documento del Plan. Al aceptar la el Otorgamiento de Acciones por Bonificación, el Participante reconoce que ha recibido copias de los Planes, ha revisado los mismos, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en los Planes y en el Acuerdo.
Además, el Partcipante reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la sección Naturaleza del Orotgamiento en el cual se encuentra claramente descripto y establecido lo siguiente: (i) la participación en los Planes no constituye un derecho adquirido; (ii) los Planes y la participación en los mismos es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en los Planes es voluntaria; y (iv) la Compañía, así como su Sociedad controlante, Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones adquiridas a través del conferimiento del Otorgamiento de Acciones por Bonificación.
Finalmente, el Partcipante declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Sociedad controlante, Subsidiaria o Filiales con respecto a cualquier demanda que pudiera originarse en virtud de los Planes.
NETHERLANDS
Notifications
Securities Law Information. The Participant should be aware of the Dutch insider-trading rules, which may impact the sale of Shares acquired under the Plan. In particular, the Participant may be prohibited from effectuating certain transactions if the Participant has inside information about the Company.
Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any Employee in the Netherlands who has inside information as described herein.
Given the broad scope of the definition of inside information, certain Employees working at a Parent, Subsidiary or Affiliate in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Participant has such inside information.
If the Participant is uncertain whether the insider-trading rules apply to him or her, he or she should consult his or her personal legal advisor.

NORWAY
There are no country specific provisions.
POLAND
Terms and Conditions
Restriction on Type of Shares Issued. Due to tax regulations in Poland, as necessary, the Participant’s Vested Shares will be settled in newly issued Shares only. Treasury Shares will not be used to satisfy the RSU Award upon vesting.
ROMANIA
Notifications
Exchange Control Information. If the Participant remits foreign currency into or out of Romania (e.g., the proceeds from the sale of his or her Vested Shares), the Participant may have to provide the Romanian bank assisting with the transaction with appropriate documentation explaining the source of the income. The Participant should consult his or her personal legal advisor to determine whether the Participant will be required to submit such documentation to the Romanian bank.
SINGAPORE
Notifications
Securities Law Information. The RSU Award is being granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the RSU Award is subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale in Singapore of the Shares acquired under the Plan, or any offer of such subsequent sale of the Shares acquired under the Plan unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Cap 289, 2006 Ed.).
Director Notification Obligation. If the Participant is a director, associate director or shadow director of the Company or a Singapore Subsidiary or Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company or the Singaporean Subsidiary or Affiliate in writing when the Participant receives an interest (e.g., RSU Award, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, the Participant must notify the Company or the Singapore Subsidiary or Affiliate when the Participant sells Shares of the Company or any related company (including when the Participant sell Shares acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Participant’s interests in the Company or any related company within two days of becoming a director.
SLOVAK REPUBLIC
There are no country specific provisions.
SOUTH AFRICA
Terms and Conditions
Tax Obligations. The following provision supplements Section 6.1 of the Agreement:
By accepting the RSU Award, the Participant agrees to notify the Employer of the amount of any gain realized at vesting and settlement of the RSU Award. If the Participant fails to advise the Employer of the gain realized at vesting and settlement of the RSU Award, he or she may be liable for a fine.
Notifications
Exchange Control Information. The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa, as such regulations are subject to frequent change. The Participant is solely responsible for complying with all exchange control laws in South Africa, and neither the Company nor the Employer will be liable for any fines or penalties resulting from the Participant’s failure to comply with South African exchange control laws.

SWEDEN
There are no country specific provisions.
SWITZERLAND
Notifications
Securities Law Information. The RSU Award is considered a private offering in Switzerland; therefore, it is not subject to registration.
TAIWAN
Notifications
Exchange Control Information. The Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 (approximately TWD 151,565,000 as of September 2017) per year. If the transaction amount is TWD 500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.
TURKEY
Notifications
Securities Law Information. Under Turkish law, the Participant is not permitted to sell the Shares acquired under the Plan in Turkey.
UNITED KINGDOM
Terms and Conditions
Tax Obligations. The following provisions supplement Section 6.1 of the Agreement:
The Participant agrees that, if Participant does not pay or the Employer or the Company does not withhold from the Participant the full amount of Tax-Related Items that the Participant owes at vesting/settlement of the RSU Award, or the release or assignment of the RSU Award for consideration, or the receipt of any other benefit in connection with the RSU Award (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective 90 days after the Taxable Event. The Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by the Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Employer, by withholding in Shares issued upon vesting of the RSU Award or from the cash proceeds from the sale of Vested Shares or by demanding cash or a check from the Participant. The Participant also authorizes the Company to delay the issuance of any Vested Shares unless and until the loan is repaid in full.
Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director and Tax-Related Items are not collected from or paid by Participant within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and National Insurance Contributions may be payable. The Participant acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance Contributions at any time thereafter by any of the means referred to in Section 6.1 Agreement, although the Participant acknowledges that he/she ultimately will be responsible for reporting any income tax or National Insurance Contributions due on this additional benefit directly to the HMRC under the self-assessment regime.
National Insurance Contributions Acknowledgment. As a condition of participation in the Plan and the vesting of the RSU Award, the Participant agrees to accept any liability for secondary Class 1 National Insurance Contributions which may be payable by the Company and/or the Employer in connection with the RSU Award and any event giving rise to Tax-Related Items (the “Employer NICs”). To accomplish the foregoing, the Participant agrees to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Employer. The Participant further agrees that the Company and/or the Employer may collect the Employer NICs from the Participant by any of the means set forth in Section 6.1 of the Agreement.
If the Participant does not enter into a Joint Election prior to vesting of the RSU Award or if approval of the Joint Election has been withdrawn by HMRC, the RSU Award shall become null and void without any liability to the Company and/or the Employer and the Company may choose not to issue or deliver Shares upon vesting of the RSU Award.